                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement

/X/  Definitive Proxy Statement

/ /  Definitive Additional Materials

/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                              IRT PROPERTY COMPANY
- --------------------------------------------------------------------------------
                  (Name of Registrant as Specified in Charter)

                              IRT PROPERTY COMPANY
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(j)(2).
     By wire transfer.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

     (4)  Proposed maximum aggregate value of transaction:

     Set forth the amount on which the filing fee is calculated and state how it was determined.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                              IRT PROPERTY COMPANY

                        200 GALLERIA PARKWAY, SUITE 1400
                             ATLANTA, GEORGIA 30339

        NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 12, 1994

To the Shareholders of IRT Property Company:

     The Annual Meeting of Shareholders (the "Annual Meeting") of IRT Property Company, a Georgia corporation (the "Company"), will be held at the Cobb Galleria Centre, Two Galleria Parkway, Suite 105, Atlanta, Georgia, on Thursday, May 12, 1994, at 10:00 a.m. local time, for the following purposes:

          1. To elect eight directors to serve until the annual meeting of shareholders in 1995 or, in the case of each director, until his successor is duly elected and qualified;

          2. To transact such other business as may properly come before the Annual Meeting and any adjournments thereof.

     Only shareholders of record at the close of business on March 24, 1994 are entitled to notice of, and to vote at, the Annual Meeting and any adjournments thereof.

     The Company's Proxy Statement and the Annual Report for the fiscal year ended December 31, 1993 are enclosed.

                                          By Order of the Board of Directors

                                          LEE A. HARRIS
                                          Senior Vice President & Secretary

Atlanta, Georgia
March 31, 1994

YOU ARE URGED TO COMPLETE, SIGN, DATE, AND RETURN YOUR PROXY PROMPTLY IN THE ENVELOPE PROVIDED SO THAT YOUR SHARES WILL BE VOTED IN ACCORDANCE WITH YOUR WISHES. RETURNING YOUR PROXY DOES NOT DEPRIVE YOU OF YOUR RIGHT TO ATTEND THE MEETING AND TO VOTE YOUR SHARES IN PERSON.

                              IRT PROPERTY COMPANY

                        200 GALLERIA PARKWAY, SUITE 1400
                             ATLANTA, GEORGIA 30339
                             ---------------------

               PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
                   MAY 12, 1994 AND ANY ADJOURNMENTS THEREOF
                             ---------------------

          APPROXIMATE DATE PROXY MATERIAL FIRST SENT TO SHAREHOLDERS:
                                 MARCH 31, 1994

GENERAL INFORMATION

     The enclosed proxy is solicited by the Board of Directors of IRT Property Company (the "Company") for use at the Annual Meeting of Shareholders (the "Annual Meeting") of the Company to be held on May 12, 1994 and any adjournments thereof. The enclosed proxy is revocable at any time before its exercise at the Annual Meeting by (i) written notice to the Secretary of the Company, (ii) properly submitting to the Company a duly executed proxy bearing a later date, or (iii) attending the Annual Meeting and voting in person.

     All properly executed proxies delivered pursuant to this solicitation and not revoked will be voted at the Annual Meeting in accordance with directions given. Regarding the election of directors to serve until the annual meeting of shareholders in 1995, in voting by proxy, shareholders may vote in favor of all nominees or withhold their votes as to all nominees or withhold their votes as to specific nominees. Shareholders should specify their choices on the enclosed form of proxy. If a shareholder does not specify otherwise, the shares represented by his or her proxy will be voted "FOR" the election of all nominees.

     The Company has only one class of capital stock, its Common Stock, $1 par value, of which, as of March 4, 1994, 25,309,717 shares were outstanding. Each outstanding share of Common Stock is entitled to one vote. Shareholders entitled to vote or to execute proxies with respect to the Annual Meeting are shareholders of record at the close of business March 24, 1994.

SECURITY OWNERSHIP BY CERTAIN BENEFICIAL HOLDERS

     The following table sets forth information as of the date indicated with respect to the only person who is known by the Company to be the beneficial owner of more than 5% of the outstanding shares of the Company's Common Stock:

                                                                 AMOUNT AND NATURE
                                                                   OF BENEFICIAL       PERCENT
          NAME AND ADDRESS OF BENEFICIAL OWNER         DATE          OWNERSHIP         OF CLASS
    ------------------------------------------------  -------    -----------------     --------
    HB Korenvaes Investments, L.P.                    2/8/94         1,351,288(1)        5.34%
    777 Main Street
    Suite 2750
    Fort Worth, TX 76102

- ---------------

(1) This information is contained in a Schedule 13G dated February 8, 1994 filed by HB Korenvaes Investments, L.P. with the Securities and Exchange Commission, a copy of which was received by the Company. Such Schedule 13G states that (i) at December 31, 1993, the reporting person owned $15,202,000 face amount of the Company's 7.3% Convertible Subordinated Debentures due August 15, 2003 which are convertible into 1,351,288 shares of the Common Stock, $1 par value of the Company and (ii) the reporting person has sole voting and dispositive power with respect to such 1,351,288 shares.

     The beneficial ownership of directors and executive officers is set forth under "ELECTION OF DIRECTORS" below.

ELECTION OF DIRECTORS

     The Board of Directors is elected at each annual meeting of shareholders for a one-year term. Eight incumbent directors have been nominated and have agreed to serve as directors if elected.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" DONALD W. MACLEOD; MARY M. THOMAS; THOMAS H. MCAULEY; HOMER B. GIBBS, JR.; SAMUEL W. KENDRICK; BRUCE A. MORRICE; JAMES H. NOBIL; AND LOUIS P. WOLFORT AS DIRECTORS TO HOLD OFFICE UNTIL THE ANNUAL MEETING OF SHAREHOLDERS IN 1995 AND UNTIL THEIR SUCCESSORS ARE ELECTED AND QUALIFIED. THE AFFIRMATIVE VOTE OF THE HOLDERS OF A PLURALITY OF THE SHARES OF COMMON STOCK CAST AT THE ANNUAL MEETING IS REQUIRED WITH RESPECT TO THE ELECTION OF THE NOMINEES. ABSTENTIONS AND BROKER NON-VOTES WILL HAVE NO EFFECT ON THE ELECTION OF DIRECTORS.

CERTAIN INFORMATION CONCERNING NOMINEES AND THE NAMED EXECUTIVE OFFICER

     The following table sets forth the name and age of each nominee for election to the Board of Directors of the Company and information as of March 4, 1994 regarding the beneficial ownership of the Company's Common Stock by each director of the Company, by the Named Executive Officer (as hereinafter defined), and by all directors and executive officers as a group. The amounts shown are based upon information furnished by the individuals named.

                                                                  COMPANY SHARES OWNED      PERCENTAGE OF
                                                                    BENEFICIALLY AND         OUTSTANDING
              NAME                        CURRENT POSITION WITH   NATURE OF BENEFICIAL      SHARES OWNED
        (DIRECTOR SINCE)           AGE           COMPANY              OWNERSHIP(1)         BENEFICIALLY(1)
- ---------------------------------  ---   -----------------------  --------------------     ---------------
NOMINEES
Donald W. MacLeod(2)               68    President and Chairman          225,680(6)               (9)
(1969)
Mary M. Thomas                     47    Director, Executive              50,703(7)               (9)
(1994)                                     Vice President, and
                                           Treasurer
Thomas H. McAuley(2)(4)            48    Director and Chairman            16,500(7)               (9)
(1987)                                     of the Executive
                                           Committee
Homer B. Gibbs, Jr.(3)(4)          62    Director                         24,516(7)(8)            (9)
(1976)
Samuel W. Kendrick(2)(4)           54    Director                          2,930(7)               (9)
(1993)
Bruce A. Morrice(2)(4)             60    Director                         12,762(7)(8)            (9)
(1986)
James H. Nobil(3)(4)               63    Director                         36,675(7)(8)            (9)
(1976)(5)
Louis P. Wolfort(3)(4)             77    Director                         37,195(7)(8)            (9)
(1970)
NAMED EXECUTIVE OFFICER
W. Benjamin Jones III              44    Senior Vice President            41,115(7)               (9)
ALL DIRECTORS, NOMINEES, AND
  EXECUTIVE OFFICERS
  (15 PERSONS) AS A GROUP                                                549,142(10)             2.15%

- ---------------

 (1) The amounts and percentages of the Company's Common Stock beneficially owned are reported on the basis of regulations of the Securities and Exchange Commission governing the determination of beneficial ownership of securities. The beneficial owner has both voting and investment power over the shares, unless otherwise indicated.
 (2) Member of the Executive Committee.
 (3) Member of the Audit Committee.
 (4) Member of the Compensation Committee. The Compensation Committee also acts as the Stock Option Committee.
 (5) Date of initial service as a trustee of Summit Properties. Directorship in the Company commenced on the June 20, 1979 effective date of the merger of Summit Properties with and into the Company.
 (6) This amount includes 53,000 shares which Mr. MacLeod has the right to acquire pursuant to grants under the Company's Stock Option Plan. This amount also includes 5,716 shares owned by Mr. MacLeod's wife. Mr. MacLeod is deemed to be the beneficial owner of such shares under the regulations of the Securities and Exchange Commission, but he disclaims such beneficial ownership.

 (7) The number of shares reflected as being owned includes 3,750 shares for Mr. Nobil; 5,000 shares for Mr. Wolfort; 6,250 shares each for Messrs. McAuley, Gibbs, and Morrice; 1,250 shares for Mr. Kendrick; 33,375 shares for Ms. Thomas; and 33,915 shares for Mr. Jones which each has the right to acquire pursuant to the Company's Stock Option Plan.
 (8) The number of shares reflected as being beneficially owned by Mr. Morrice includes 2,966 shares owned by a marital trust, over which he has no voting or investment power; and with regard to Messrs. Gibbs, Nobil, and Wolfort includes 2,500; 30,922; and 478 shares, respectively, owned by their wives. Messrs. Morrice, Gibbs, Nobil, and Wolfort are deemed to be beneficial owners of such shares under the regulations of the Securities and Exchange Commission, but they disclaim such beneficial ownership.
 (9) Less than 1%.
(10) This amount includes 204,365 shares which the Company's executive officers have the right to acquire and 28,750 shares which the Company's non-management directors have the right to acquire pursuant to the Company's Stock Option Plan. Additionally, this amount includes 44,831 shares owned by spouses of the directors and executive officers. The directors and executive officers are deemed to be the beneficial owners of such shares under the regulations of the Securities and Exchange Commission, but they disclaim beneficial ownership in such shares.

COMMITTEES OF THE BOARD OF DIRECTORS; MEETINGS AND COMPENSATION OF DIRECTORS

     In accordance with the By-Laws of the Company, the Board of Directors has established an Executive Committee, an Audit Committee, and a Compensation Committee (which also serves as a Stock Option Committee). The members of these Committees are indicated in the preceding section of this Proxy Statement.

     The Executive Committee, during the interval between meetings of the Board of Directors, may exercise the powers of the Board of Directors except with respect to a limited number of matters which include (i) amending the Articles of Incorporation or the By-Laws of the Company, (ii) adopting a plan of merger or consolidation, (iii) the sale, lease, exchange, or other disposition of all or substantially all the property and assets of the Company, and (iv) a voluntary dissolution of the Company or a revocation thereof. The Executive Committee may also serve as a Nominating Committee which serves the limited purpose of nominating persons to serve as directors of the Company. The full Board of Directors, however, currently acts as the Nominating Committee and as such, nominated the eight persons named in the foregoing table. No recommendations were submitted by shareholders with respect to the nomination of directors, and the Nominating Committee has no policy with respect to whether or not it would consider such recommendations by shareholders. The Executive Committee met once in 1993.

     The Audit Committee, composed entirely of outside directors, approves any transactions involving related parties, recommends to the Board of Directors the engagement of the independent auditors of the Company, and reviews with the independent auditors the scope and results of the Company's audits, the Company's internal accounting controls and the professional services furnished by the independent auditors to the Company. The Audit Committee met once in 1993.

     The Compensation Committee, composed entirely of outside directors, determines the salary and other compensation to be paid to the executive officers of the Company. It also acts as the Stock Option Committee and is responsible for the administration of the Company's Stock Option Plan. The Compensation Committee met once in 1993.

     During the Company's fiscal year ended December 31, 1993, the Company's Board of Directors held eight meetings. Except for Thomas H. McAuley and Bruce
A. Morrice, each of whom attended 70% of all meetings, all of the directors attended 75% or more of the aggregate of all meetings of the Board of Directors and the committees on which they served during 1993.

     The Company's policy regarding the compensation of directors is to pay directors who are not also employees of the Company a retainer fee of $5,000 per annum; $1,000 plus expenses for each Board meeting attended; and $500 plus expenses for each Executive Committee, Audit Committee or Compensation Committee meeting attended. Directors' fees in 1993 aggregated $66,250.

     Beginning in 1990, the Company entered into an arrangement with Mr. McAuley, whereby Mr. McAuley provided real estate consulting services to the Company. Pursuant to this arrangement, the Company paid Mr. McAuley $24,000 for these services during 1993. By mutual agreement of Mr. McAuley and the Company, this arrangement was terminated effective March 1, 1994.

     There is no family relationship between any of the directors and/or executive officers of the Company.

PRINCIPAL OCCUPATIONS OF NOMINEES FOR ELECTION DURING THE PAST FIVE YEARS

     The principal occupations during the past five years of the nominees for election as directors of the Company are as follows:

     Mr. MacLeod has been President and Chairman of the Board of Directors of the Company since its inception in 1979 and previously served as President and Managing Trustee of the Company's predecessor, Investors Realty Trust. He is a director of Abrams Industries, Inc., a real estate development and contracting company, and a member of the American Institute of Real Estate Appraisers ("M.A.I.").

     Ms. Thomas has been Executive Vice President of the Company since May 1991 and Treasurer of the Company or its predecessor, Investors Realty Trust, since 1976. She served as Senior Vice President from May 1987 to May 1991 and Vice President from 1981 to 1987.

     Mr. McAuley has served as Chairman of the Executive Committee of the Company since 1990 and regional partner of Faison Associates, Inc. ("Faison"), a real estate development and management company headquartered in Charlotte, North Carolina, since May 1993. From June 1988 to May 1993, he served as Chairman and Chief Executive Officer and part owner of Ewing Southeast Realty, Inc. ("Ewing"), an Atlanta, Georgia real estate company. Faison purchased Ewing on May 1, 1993, the date Mr. McAuley became a Faison partner. From June 1986 to May 1988, he was Executive Vice President and Chief Operating Officer of Johnstown American Companies ("Johnstown"), an Atlanta-based diversified real estate company, a position he resigned voluntarily upon the acquisition of such company by Southmark Corporation ("Southmark") in April 1988. In February 1989, Johnstown was put into federal bankruptcy proceedings by Southmark. From 1984 to March 1986, Mr. McAuley was President and a director of Ewing and Johnstown Mortgage Company, an Atlanta mortgage banking company.

     Mr. Gibbs is currently occupied in the management of private investments. He retired as Vice Chairman of Mid-South Financial Corporation, a Nashville, Tennessee mortgage banking firm, on January 1, 1994, a position he held since 1986. He was President of Gibbs and Company, a Nashville, Tennessee mortgage banking firm, from 1965 through 1986.

     Mr. Kendrick has been Executive Vice President of Harris Teeter, Inc. ("Harris Teeter"), a 140-store supermarket chain with principal executive offices in Charlotte, North Carolina, since July 1992. He was

Senior Vice President/Finance and Administration for Harris Teeter from October 1989 to 1992, Vice President/Real Estate and Construction from February 1986 to 1989, and Vice President/Real Estate from February 1984 to 1986. Mr. Kendrick, currently a director of Harris Teeter, has been with the Charlotte-based supermarket company since March 1982.

     Mr. Morrice is Managing Director of Morrice Financial Corp., a Dallas, Texas real estate finance and investment firm. He was President of Lion Service Corp., a Dallas, Texas service corporation of Federated Savings and Loan, engaged in the origination and servicing of loans and real estate investment mortgage banking, from 1983 to 1987. He was President of Morrice Financial Corp. from 1977 until 1985.

     Mr. Nobil is President of JLJ Realty, Inc., a Florida property management firm. From 1987 through 1990, he was President of TMI Realty, Inc., a Florida property management firm. He also served as President of another Florida property management firm from December 1990 to March 1991. Mr. Nobil has been the managing joint venture partner in Kokomo Mall Associates, an Indiana Joint Venture, since August 1986. On April 5, 1991, Kokomo Mall Associates filed a petition for relief under Chapter 11 of the United States Bankruptcy Code, 11 U.S.C. sections 101 et seq. On June 30, 1992, the Bankruptcy Court entered an order dismissing the Chapter 11 proceeding filed by Kokomo Mall Associates based upon its finding that all payments to creditors had been made. Mr. Nobil is the President and 30% owner of Pearl Britain, Inc., a Florida corporation. Pearl Britain, Inc. is a general partner of Pearl Britain Associates, Ltd., a Florida limited partnership. On September 21, 1992, the Circuit Court for the Fifth Judicial Circuit in and for Marion County, Florida, appointed a receiver for Pearl Britain Plaza, a shopping center located in Ocala, Florida, which center is owned by Pearl Britain Associates, Ltd. The receivership terminated when, on March 11, 1993, Pittsburgh National Bank acquired this property, by foreclosure. Mr. Nobil was a Trustee and Chairman of Summit Properties from 1976 until its merger into the Company in June 1979.

     Mr. Wolfort is retired and currently occupied as a private investor. From 1986 to January 1991, he was Chairman of the Board of Mortgage Co-op, Inc., a New Orleans, Louisiana mortgage banking firm. From 1984 through 1986, he was a director of and a consultant to First National Mortgage Corporation, a New Orleans, Louisiana mortgage banking firm, and Meritor Mortgage Corporation, a Philadelphia, Pennsylvania mortgage banking firm, both of which are subsidiaries of Philadelphia Savings Fund Society of Philadelphia, Pennsylvania. He was Chairman of the Board of First National Mortgage Corporation from 1960 to January 1984.

EXECUTIVE OFFICERS

     In addition to Donald W. MacLeod, President, and Mary M. Thomas, Executive Vice President and Treasurer, the executive officers of the Company consist of
W. Benjamin Jones III, Senior Vice President; Robert E. Mitzel, Senior Vice President; Lee A. Harris, Senior Vice President and Secretary; Donna I. Hubbard, Vice President and Assistant Treasurer; Rosemary C. Beck, Vice President; Nanette B. Cook, Vice President; and E. Denton Williams III, Vice President.

     Mr. Jones has been Senior Vice President of the Company since May 1987. He served as Secretary of the Company or its predecessor, Investors Realty Trust, from 1977 to May 1992, and Vice President from 1981 to 1987. Mr. Mitzel, age 45, has been Senior Vice President of the Company since May 1991 and Vice President from January 1988 to May 1991. Mr. Harris, age 35, has been Senior Vice President of the Company since August 1992 and Secretary of the Company since May 1992. He served as Vice President from May 1989 to

August 1992 and Assistant Secretary from May 1987 to May 1992. He was Assistant Vice President from 1988 to May 1989. Ms. Hubbard, age 29, has been Vice President of the Company since August 1992 and Assistant Treasurer since May 1992. She was a consultant with Metropolitan Life Insurance Company from September 1991 to March 1992. She was an auditor with Arthur Andersen & Co., the Company's present accounting firm, from December 1987 to September 1991. Ms. Beck, age 38, has been Vice President of the Company since August 1992. She served as Assistant Vice President from May 1990 to August 1992 and has been employed by the Company since July 1987. Ms. Cook, age 36, has been Vice President of the Company since August 1992. She served as Controller of The Sofran Company, an Atlanta, Georgia real estate company specializing in the development and management of neighborhood and community shopping centers, from 1988 to 1992. Mr. Williams, age 61, was employed by the Company in February 1993 to oversee retail acquisitions and elected Vice President in May 1993. He served as associate broker for O'Brian Realty, a Lexington Park, Maryland residential and commercial real estate company, from 1991 to 1993. From 1987 to 1990 he served as Vice President of Home Federal Savings Bank in Washington, D.C.

     The executive officers are elected by and serve at the pleasure of the Board of Directors.

                             EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

OVERVIEW AND PHILOSOPHY

     The Compensation Committee, composed entirely of outside directors, determines the salary and other compensation to be paid to the executive officers of the Company. The Compensation Committee typically reviews the salary of each executive officer once each year at its November Board meeting. At that meeting, the Compensation Committee acting as a Stock Option Committee also usually determines the individuals to whom incentive stock options are to be awarded and the number of shares for which options are to be granted.

     The Company's executive compensation program has three primary objectives:

          * Reward executives for long-term management focus and the enhancement of shareholder value.

          * Attract and retain key executives critical to the long-term success of the Company.

          * Support the achievement of desired Company performance.

     In determining the compensation to be paid to the executive officers of the Company, the Compensation Committee considers compensation paid to other executives performing similar jobs within the industry. Some of the companies considered by the Compensation Committee are included in the NAREIT All REIT Index included in the Comparative Stock Performance section of this Proxy Statement. In addition, the members of the Compensation Committee rely upon their own knowledge of compensation paid to executives of companies of comparable size and complexity. In these comparisons the Compensation Committee strives to fix the compensation of the Company's executive officers in the middle of the class of comparable companies. The members also consider the performance of the Company and the merits of the individual under consideration. The members will use their discretion to set executive compensation where in their judgment external, internal or an individual's circumstances warrant it.

EXECUTIVE OFFICER COMPENSATION PROGRAM

     The Company's executive officer compensation program is comprised of base salary, year-end additional cash compensation, long-term incentive compensation in the form of stock options, and various benefits, including medical and life insurance generally available to employees of the Company.

  BASE SALARY

     The Chairman and President recommends to the Compensation Committee the base salary levels for the Company's executive officers (other than the Chairman and President) based on his evaluation of individual experience and performance and in his subjective discretion on the overall operating performance of the Company. Base salary levels are then set in the discretion of the Compensation Committee after consideration of the foregoing recommendations. The Compensation Committee members also have access to salary levels of executive officers of other companies within the industry which they may consult.

  YEAR-END ADDITIONAL CASH COMPENSATION AND CERTAIN EMPLOYMENT AGREEMENTS

     During 1980 the Board of Directors approved and adopted a pension program for the employees of the Company. The program included a noncontributory pension plan for all employees of the Company, under which the Company accrued and funded pension costs each year equal to 12% of employees' annual base salaries, and each employee became "vested" with respect to his or her accumulated pension account at the rate of 20% per year, with full "vesting" upon completion of five years of service with the Company. Effective June 30, 1990, the Board of Directors elected to terminate the pension plan.

     Upon termination of the pension plan, the Board of Directors determined that it would be appropriate to substitute in lieu thereof a program of year-end cash payments to the executive officers of the Company and certain other corporate employees of the Company selected in the discretion of the Chairman and President. This program was instituted in 1990. Under this program, participants receive a year-end cash payment from the Company, the amount of which is based upon each participant's length of service with the Company. Each participant who has been employed by the Company for more than five years will receive a year-end cash payment equal to 12% of his or her salary. Each participant with less than five years will receive year-end cash payments in graduated amounts designed to produce a cumulative 12% payment after completion of five years of service. The Company paid or accrued approximately $154,000, $99,000, and $100,000 under this program in 1993, 1992, and 1991, respectively.

     The Company, in 1980, in conjunction with the adoption of the noncontributory pension plan, agreed to provide deferred compensation to Mr. MacLeod and Ms. Thomas upon their retirement in recognition of their time in service with the Company, which had been significantly longer than that of the remaining employees. Based upon the assumption that Ms. Thomas will continue in the employ of the Company until retirement, it is expected that her agreement with the Company will not add to any benefits otherwise payable to her under the Company's Year-End Additional Cash Compensation Program as described above. In the case of Mr. MacLeod, the Company has agreed to annually accrue deferred compensation allocable to him for each of the 15 years beginning in 1980 in amounts ranging from approximately $6,000 in 1980 to approximately $22,000 in 1994, assuming continued employment. Benefits payable to Mr. MacLeod under this agreement (the "Employment Agreement") vary depending upon the reason and timing of the termination of his employment. If his employment is terminated after Mr. MacLeod has reached age 70, the Company has agreed to pay him deferred compensation of approximately $29,000 per year. If Mr. MacLeod voluntarily leaves the employ of the Company between ages 65 and 69 inclusive, his annual compensation under this

Employment Agreement would increase from approximately $13,000 at age 65 to approximately $25,000 at age 69. Termination due to death or disability at any time will entitle Mr. MacLeod or his beneficiary to the cumulative total accrual in his deferred compensation account at the December 31st next preceding the date of his death or disability.

     The Company currently has no other postretirement or postemployment benefits.

  STOCK OPTION PROGRAM

     Long-term incentives are provided through the Company's 1989 Stock Option Plan (the "Plan"). The purpose of the Plan is to promote the long-term success of the Company by providing financial incentives to the directors, officers, and key employees of the Company who are in positions to make significant contributions toward the success of the Company.

     Options granted under the Plan may be either incentive stock options (options that meet certain requirements of the Internal Revenue Code, thereby receiving special tax treatment) or nonqualified stock options (options to purchase company stock that do not meet the special requirements for incentive stock options). Incentive stock options ("ISOs") may be granted only to persons who are employees of the Company, including members of the Board of Directors who are also employees of the Company. Nonqualified stock options may also be granted to officers and employees of the Company.

     The Plan is currently administered by the Compensation Committee. Subject to the approval of the Board of Directors, the Compensation Committee has the authority to determine the individuals to whom stock options are awarded, the number of shares for which options are granted (the aggregate fair market value of stock with respect to which ISOs are exercisable for the first time by any individual during any calendar year shall not, however, exceed $100,000, and no person shall be eligible to receive an ISO for shares in excess of such limitation), and the determination of whether an option shall be an incentive stock option or a nonqualified stock option. In addition, the Plan provides for the automatic grant of nonqualified options to purchase 1,250 shares of the Company's Common Stock to each non-employee director upon his or her election and each annual re-election to the Board.

     Options granted under the Plan are exercisable no later than ten years from the date of grant with the exercise price being equal to 100% of the market value on the date of grant. The 1989 Plan replaced the Key Employee Stock Option Plan adopted in 1983, as amended by the Board of Directors on February 9, 1987 (the "1983 Plan"). No further options or Stock Appreciation Rights ("SARs") may be granted under the 1983 Plan, although unexercised options previously granted under the 1983 Plan remain in full force and effect. The 1989 Plan does not provide for SARs.

     In determining the grants of stock options to officers and key employees of the Company, including the executive officers other than the Chairman and President, the Compensation Committee reviewed with the Chairman and President the recommended individual awards, based on the respective performance, responsibilities, and contributions of each of the individuals under consideration, and the operating performance of the Company. The Compensation Committee also considered the expected performance requirements and contributions, as well as the position level, of each of these individuals. The Chairman and President and the Compensation Committee did not give consideration to current holdings of the Common Stock or options to purchase the Common Stock of the Company when making their decision regarding option awards.

COMPENSATION TO CHAIRMAN AND PRESIDENT

     Mr. MacLeod has been President and Chairman of the Board of Directors of the Company since its inception in 1979. He previously served as President and Managing Trustee of Investors Realty Trust, the predecessor of the Company, founded in 1969.

     Mr. MacLeod's base salary for fiscal year 1993 was $250,000, an approximately 4.17% increase over his $240,000 base salary for fiscal years 1992 and 1991. Under the Company's program of year-end cash payments, Mr. MacLeod also received $30,000 in additional cash compensation for fiscal year 1993 compared to $28,800 for fiscal years 1992 and 1991. Although Mr. MacLeod received no compensation during these years under his Employment Agreement, the Company accrued $20,613, $18,824, and $17,191 during fiscal years 1993, 1992, and 1991, respectively, for payments that will be made after his retirement. Mr. MacLeod also was awarded, during fiscal years 1993, 1992, and 1991, incentive stock options to purchase 8,000, 10,000, and 11,500 shares of the Company's Common Stock, respectively.

     The Compensation Committee considered Mr. MacLeod's dual role as both Chairman and President and the salaries and benefits of other Chief Executive Officers for similar companies within the industry in determining his cash compensation. The award of stock options to the Chairman and President was made separately and was based, among other things, on competitive practice within the industry, the Committee's perception of his past and expected contributions to the Company's long-term performance, and the $100,000 ISO limitation as described above.

     Section 162(m) of the Internal Revenue Code (the "Code") adopted as part of the Revenue Reconciliation Act of 1993, generally limits to $1 million the deduction that can be claimed by any publicly-held corporation for compensation paid to any "covered employee" in any taxable year beginning after December 31, 1993. The term "covered employee" for this purpose is defined generally as the Chairman and President and the four other highest paid employees of the Company. Performance-based compensation is outside the scope of the $1 million limitation and, hence, generally can be deducted by a publicly-held corporation without regard to amount, provided that, among other requirements, such compensation is approved by the shareholders. The Compensation Committee has not and does not anticipate the need to develop a formal policy on this matter since the compensation of the Company's executive officers is clearly outside the scope of the limitations of Section 162(m).

                             COMPENSATION COMMITTEE

                            James H. Nobil, Chairman
                               Thomas H. McAuley
                              Homer B. Gibbs, Jr.
                                Bruce A. Morrice
                                Louis P. Wolfort
                               Samuel W. Kendrick

SUMMARY COMPENSATION TABLE

     The following table shows the compensation for the past three years of the President and each of the Company's executive officers with salary and bonus of over $100,000 for fiscal 1993 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                              LONG TERM
                                                                             COMPENSATION
                                              ANNUAL COMPENSATION            ------------
                                     -------------------------------------    SECURITIES
                                                            OTHER ANNUAL      UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION   YEAR    SALARY    BONUS(1)   COMPENSATION(2)    OPTIONS(#)    COMPENSATION(3)
- ----------------------------  ----   --------   --------   ---------------   ------------   ---------------
Donald W. MacLeod             1993   $250,000    $   --        $30,000           8,000          $20,613
  Chairman of the Board and   1992    240,000        --         28,800          10,000           18,824
  President                   1991    240,000        --         28,800          11,500           17,191
Mary M. Thomas                1993    120,000        --         14,400           6,000               --
  Executive Vice President    1992     99,000     4,000         11,880           6,000               --
  and Treasurer               1991     94,000     1,073         11,280           6,000               --
W. Benjamin Jones III         1993    100,000        --         12,000           6,000               --
  Senior Vice President       1992     91,500     4,000         10,980           6,000               --
                              1991     87,000     1,073         10,440           6,000               --

- ---------------

(1) Prior to August 1992, the Company had a bonus plan under which certain employees could share in the success of the Company in leasing vacant space. The total amount paid under this plan each year was based on the present value of 3% of the net rental stream over the initial terms of leases generated by Company employees. Payments made to each of Ms. Thomas and Mr. Jones in 1992 and 1991 represented 4.76% and 3.57%, respectively, of the total bonuses paid under this plan. The Company restructured its leasing and property management division in August 1992 and discontinued this bonus plan.
(2) Year-End Additional Cash Compensation in lieu of pension.
(3) Amounts accrued by the Company during fiscal years 1993, 1992 and 1991 under Mr. MacLeod's Employment Agreement for amounts payable to him after retirement.

STOCK OPTION PLAN

     The following table sets forth (i) all individual grants of stock options made by the Company during fiscal 1993 to each of the Named Executive Officers (all of which are incentive stock options granted under the Plan and exercisable immediately upon grant), (ii) the ratio that the number of options granted to each individual bears to the total number of options granted to all employees of the Company, (iii) the exercise price and expiration date of these options, and
(iv) estimated potential realizable values assuming the stock price appreciates over a ten-year term at rates of 5% and 10% compounded annually.

                          OPTION GRANTS IN FISCAL 1993

                                                                                       POTENTIAL REALIZABLE
                                       INDIVIDUAL GRANTS                                 VALUE AT ASSUMED
                            ---------------------------------------                      ANNUAL RATES OF
                                            % OF TOTAL                                        STOCK
                             NUMBER OF       OPTIONS                                    PRICE APPRECIATION
                            SECURITIES      GRANTED TO     EXERCISE                            FOR
                            UNDERLYING      EMPLOYEES      OR BASE                         OPTION TERM
                              OPTIONS       IN FISCAL       PRICE       EXPIRATION     --------------------
          NAME              GRANTED (#)        1993         ($/SH)         DATE          5%          10%
- ------------------------    -----------     ----------     --------     ----------     -------     --------
Donald W. MacLeod              8,000           14.29%       $12.00        1/3/03       $60,374     $152,999
Mary M. Thomas                 6,000           10.71         12.00        1/3/03        45,280      114,749
W. Benjamin Jones III          6,000           10.71         12.00        1/3/03        45,280      114,749

     The following table sets forth (i) the number of shares received and the aggregate dollar value realized in connection with each exercise of outstanding stock options during fiscal 1993 by each of the Named Executive Officers, (ii) the total number and value of all outstanding, unexercised options (all of which are exercisable) held by the Named Executive Officers as of the end of fiscal 1993, and (iii) the aggregate dollar value of all such unexercised options that are in-the-money; that is, when the fair market value of the common stock that is subject to the option exceeds the exercise price of the option.

                   AGGREGATED OPTION EXERCISES IN FISCAL 1993
                       AND FISCAL YEAR-END OPTION VALUES

                                                                                              VALUE OF
                                          NUMBER OF                        NUMBER OF        UNEXERCISED
                                           SHARES                         UNEXERCISED       IN-THE-MONEY
                                         ACQUIRED ON        VALUE         OPTIONS AT         OPTIONS AT
               NAME                       EXERCISE         REALIZED        12/31/93         12/31/93(1)
- -----------------------------------      -----------       --------       -----------       ------------
Donald W. MacLeod                               --               --          45,000           $ 15,000
Mary M. Thomas                                  --               --          27,375             27,750
W. Benjamin Jones III                           --               --          27,915             14,652

- ---------------

(1) Value based on market value of the Company's Common Stock at the date of exercise or the end of fiscal 1993 minus the exercise price.

COMPARATIVE STOCK PERFORMANCE

     The line graph below compares the cumulative total shareholder return on Common Stock of the Company for the last five fiscal years with the cumulative total return on the NAREIT All REIT Total Return Index and the S&P 500 Index over the same period. This comparison assumes that the value of the investment in the Company Common Stock and each index was $100 on December 31, 1988 and that all dividends were reinvested.

                                                  NAREIT ALL
                                                  REIT Total
      Measurement Period         IRT Property       Return        S&P 500 In-
    (Fiscal Year Covered)           Company        Index(1)           dex
12/31/88                                   100             100             100
12/31/89                                    91              98             131
12/31/90                                    62              81             127
12/31/91                                    84             110             166
12/31/92                                   117             124             179
12/31/93                                   110             146             197

- ---------------

(1) The NAREIT All REIT Total Return Index is maintained by the National Association of Real Estate Investment Trusts. It contained 186 tax-qualified REITs with a total market capitalization of $31.6 billion as of December 31, 1993.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company's Board of Directors, excluding Mr. MacLeod and Ms. Thomas, serves as its Compensation Committee. Norman Zavalkoff, who resigned as a director on January 27, 1994, served on the Compensation Committee from May 13, 1993 to January 27, 1994.

     On July 31, 1992, the Company acquired ten shopping centers (the "Sofran Centers") from entities which were directly or indirectly owned or controlled by Mr. Zavalkoff and nine other investors (the "Sellers"). At the time of the purchase, a portion of the purchase price composed of 169,290 shares of the Company's Common Stock was retained as "holdback shares" subject to the satisfaction of various holdback requirements provided in a Real Property Purchase Agreement dated June 23, 1992 (the "Purchase Agreement") between the Company and the Sellers. The holdback shares were issuable at various dates over 30 months from the closing of the acquisition. The acquisition and the Purchase Agreement are more fully described in the Company's Form 8-K report dated August 12, 1992, as amended by Form 8 reports dated August 18, 1992 and February 24, 1993.

     During 1993, the number of holdback shares available to the Sellers was reduced by 40,506 shares and the Company issued 9,182 shares to Sofran Company ("Sofran"). The shares issued to Sofran were held by Sofran as nominee for the Sellers which included Norpet, Inc. ("Norpet") of which Mr. Zavalkoff had an 85% pecuniary interest. Sofran, as nominee, issued 3,673 shares to Norpet. As a result of Mr. Zavalkoff's 85% pecuniary interest in Norpet, he received 3,122.05 of such shares. Also during 1993, the Company paid dividend equivalents of $100,466 to the Sellers a portion of which was further credited to Norpet and, as a result, Mr. Zavalkoff.

     Ewing Southeast Realty, Inc., of which Mr. McAuley served as Chairman and Chief Executive Officer and minority shareholder, received an $86,576 brokerage commission from the seller of one of the investments acquired by the Company during 1993.

EMPLOYMENT AGREEMENTS

     Mr. MacLeod, Chairman and President of the Company, and Ms. Thomas, Executive Vice President and Treasurer, each entered into Employment Agreements with the Company in July 1980 (the "Employment Agreements"). The Employment Agreements continue until terminated by either party on at least 90 days prior written notice. The Employment Agreements established that the base salary for Mr. MacLeod and Ms. Thomas would not be less than $90,000 or $35,000, respectively, with the annual base salary determined in the discretion of the Board of Directors. In addition, the Employment Agreements provided for deferred compensation for each of Mr. MacLeod and Ms. Thomas which has been more fully described under "--Compensation Committee Report on Executive Compensation" and "--Summary Compensation Table."

INDEPENDENT PUBLIC ACCOUNTANTS

     Arthur Andersen & Co. has been appointed by the Board of Directors as the independent public accountants for the Company for 1994. It has served as the independent public accountants for the Company since 1979.

     Representatives of the firm of Arthur Andersen & Co. will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and will be available to answer questions concerning the financial affairs of the Company.

EXPENSES OF SOLICITATION

     The cost of soliciting proxies will be borne by the Company. In addition to solicitations by mail, officers, directors, and regular employees of the Company may solicit proxies personally or by telephone, telegraph or other means without additional compensation. The Company will reimburse brokers, fiduciaries, and custodians for their costs in forwarding proxy materials to beneficial owners of Common Stock held in their names.

SHAREHOLDERS' PROPOSALS

     Proposals of shareholders intended to be presented at the 1995 annual meeting of shareholders must be received at the Company's principal executive offices on or before December 1, 1994 to be eligible for inclusion in the Company's proxy statement and proxy relating to that meeting.

OTHER MATTERS

     The management of the Company does not know of any matters to be represented at the meeting other than those mentioned in this Proxy Statement.

     During fiscal 1993, Samuel W. Kendrick, a director, failed to timely file a Form 4 on one transaction.

     The management of the Company urges you to attend the Annual Meeting and to vote your shares in person. Whether or not you plan to attend, please sign and promptly return your proxy. Your proxy may be revoked at any time before it is voted. Such proxy, if executed and returned, gives discretionary authority with respect to any other matters that may come before the meeting.

                                          IRT PROPERTY COMPANY

                                          By: LEE A. HARRIS
                                              Senior Vice President & Secretary

                             IRT PROPERTY COMPANY

                   PROXY FOR ANNUAL MEETING OF SHAREHOLDERS

                     SOLICITED BY THE BOARD OF DIRECTORS


        The undersigned hereby appoints DONALD W. MACLEOD and LEE A. HARRIS, as Proxies, each with the full power of substitution to represent the undersigned and to vote all of the shares of IRT Property Company (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the Cobb Galleria Centre, Two Galleria Parkway, Suite 105, Atlanta, Georgia 30339 on Thursday, May 12, 1994 at 10:00 a.m. local time, and any adjournments thereof (1) as hereinafter specified upon the proposal listed below and more particularly described in the Company's proxy statement, receipt of which is hereby acknowledged, and (2) in their discretion upon such other matters as may properly come before the meeting.

A vote "FOR" the following is recommended by the Board of Directors:


        1. Election of Directors as proposed in the accompanying proxy statement.
/ /     FOR for all nominees listed below                       / /     WITHHOLD AUTHORITY to vote for all nominees listed below
        (except as marked to the contrary below)

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST
BELOW.)

D.W. MacLeod; M.M. Thomas; T.H. McAuley; H.B. Gibbs, Jr.; S.W. Kendrick; B.A. Morrice; J.H. Nobil; L.P. Wolfort.

                  (PLEASE SIGN AND DATE ON THE REVERSE SIDE)


                                    (OVER)

                         (continued from other side)

     The shares represented hereby will be voted as specified. If no specification is made, such shares will be voted "FOR" all of the nominees listed on the reverse side hereof, and with discretionary authority on all other matters that may properly come before the meeting or any adjournments thereof.



                                           Dated                       ,1994
                                                 ----------------------

                                           ---------------------------------
                                           Signature of Shareholder

                                           ---------------------------------
                                           Signature of Shareholder


                                           PlEASE SIGN IN THE EXACT FORM AS
                                           APPEARS AT THE LEFT AND DATE YOUR
                                           PROXY.  When signing as attorney,
                                           executor, administrator, guardian,
                                           trustee, etc., please give full
                                           title as such.